UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

GOLDEN QUEEN MINING CO. LTD
(Exact name of registrant as specified in its charter)

0-21777
(Commission File Number)

British Columbia	Not applicable
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

6411 Imperial Avenue, West Vancouver, British Columbia, V7W 2J5
(Address of principal executive offices) (Zip Code)

(604) 921-7570
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements

On July 2, 2014, Golden Queen Mining Co., Inc. (the “Subsidiary”), the wholly-owned subsidiary of Golden Queen Mining Co. Ltd. (“Golden Queen”), issued a senior secured promissory note (the “Note”) to Leucadia National Corporation (“Leucadia”) and Auvergne, LLC (“Auvergne”, and together with Leucadia, the “Lenders”), with Golden Queen as guarantor, in respect of an advance of an aggregate of US$10,000,000 (US$6,500,000 from Leucadia and US$3,500,000 from Auvergne) (the “Loan”) to the Subsidiary by the Lenders. Auvergne is controlled by members of the Clay family, a shareholder group which collectively owns approximately 27% of the issued and outstanding shares of Golden Queen. Thomas Clay, a member of the Clay family, serves on Golden Queen’s board of directors. Leucadia controls Gauss Holdings LLC, which together with Auvergne are members of Gauss LLC, a party to an agreement to form a joint venture with the Subsidiary (the “Joint Venture”) as reported by Golden Queen on the Form 8-K filed on June 12, 2014.

The Loan is secured and senior to existing debt and proceeds will be used to advance the development of Golden Queen’s Soledad Mountain Project. The maturity date of the Loan will be the earlier of: (a) the closing date (the “Joint Venture Closing”) of the Joint Venture transaction and (b) September 30, 2014. If the Joint Venture Closing occurs later than September 30, 2014, then the maturity date can be extended to December 1, 2014 by paying a US$1,000,000 extension fee, which extension fee will not be payable if the Joint Venture Closing occurs before the extended maturity date.

The repayment of the Loan, accrued interest and extension fee, if any, will be funded from the proceeds of the Joint Venture upon the Joint Venture Closing. The Loan will bear interest at a rate of 10.0% per annum, with interest calculated monthly at the end of each month and accrued interest payable at the end of each month in arrears or when the unpaid principal amount is due and payable. At the option of the Subsidiary, payment of interest due in whole or in part on any date on which interest is due may be capitalized, with such accrued interest being added to the principal amount of the Loan. After the occurrence and during the continuation of an event of default, interest on the Loan will accrue at a rate of 12.0% per annum and the unpaid principal balance of the Note, together with accrued but unpaid interest, shall become immediately due and payable. An event of default under the Note includes any of the following: failure to pay principal or interest when due, breach of any representation or warranty in the Note, commencement of dissolution or liquidation proceedings against Golden Queen or the Subsidiary, insolvency or bankruptcy of Golden Queen or the Subsidiary, or failure of Golden Queen or the Subsidiary to comply with any material term of the Note. The Loan may be prepaid in whole but not in part at any time or from time to time without penalty or premium.

The Note contains customary representations, warranties and covenants, including a prohibition on the incurrence of further indebtedness other than certain existing indebtedness between the Subsidiary and Golden Queen and indebtedness incurred in connection with development of Golden Queen’s Soledad Mountain Project. As security for the Loan, the Lenders have a security interest in the Subsidiary’s property, including accounts, equipment, inventory, intellectual property and other personal property. Pursuant to the Note, Golden Queen has guaranteed the Subsidiary’s repayment obligations under the Note. As security interest for Golden Queen’s obligations as a guarantor, the Note creates a security interest in all shares of the Subsidiary’s stock held by Golden Queen, and Golden Queen is prohibited from creating any liens on such shares, provided, however, that Golden Queen may complete the corporate restructuring contemplated in the Joint Venture transaction.

No finder’s fee or commission will be paid in connection with the Loan.

In connection with the Loan, on July 2, 2014, Golden Queen, the Subsidiary, Leucadia, Auvergne, Clay family member Harris Clay and a trust controlled by the Clay family (the “Clay Trust”) entered into a subordination agreement (the “Subordination Agreement”) pursuant to which Harris Clay and the Clay Trust agreed to subordinate debt and guarantor obligations owed to them by the Subsidiary (the “Subordinated Debt”). In accordance with the Subordination Agreement, the obligations of the Subsidiary under the Note are senior to the Subordinated Debt. The subordination of the Subordinated Debt will continue until the payment in full of all amounts owed by the Subsidiary under the Note.

Item 2.03. Creation of a Direct Financial Obligation.

The description of the terms and conditions of the Note and the Subordination Agreement in Item 1.01 on this Form 8-K are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On July 2, 2014, the Company issued a press release announcing the Loan. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Exhibits.

Exhibit	Description

10.1*	Note

10.2*	Subordination Agreement

99.1*†	Press Release, dated July 2, 2014

* Filed herewith

† The following exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Queen Mining Co. Ltd.
Date: July 2, 2014	(Registrant)
/s/ Lutz Klingmann
Lutz Klingmann, President